Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES FOURTH QUARTER AND YEAR-END
RESULTS FOR 2006

February 21, 2007 - Princeton, NJ - Pharmacopeia (NASDAQ: PCOP) today announced results for the quarter and year ended December 31, 2006, and highlighted several important therapeutic developments and corporate milestones achieved since the completion of the third quarter of 2006.

During the fourth quarter of 2006, the Company achieved the following milestones:

•                  Pharmacopeia submitted an IND in December 2006 and subsequently in February 2007, initiated a Phase 1 clinical trial of PS433540, the first of Pharmacopeia’s internal programs to enter the clinic.  PS433540 is a Dual-Acting angiotensin and endothelin Receptor Antagonist (DARA) that combines the properties of two marketed product classes, namely an angiotensin receptor blocker (ARB) and an endothelin receptor antagonist (ERA), in the same molecule. PS433540, the first and only DARA compound in development, is being developed as a potential treatment for hypertension and diabetic nephropathy. PS433540 is highly selective for both the angiotensin II receptor sub-type 1 and the endothelin receptor sub-type A. There is considerable preclinical data suggesting that compared to either agent alone simultaneously blocking the actions of both angiotensin II and endothelin 1 may provide significantly improved treatment options for several cardiovascular diseases.  In addition, in preclinical studies PS433540 has demonstrated an excellent pharmacodynamic, pharmacokinetic and safety profile.

•                  Pharmacopeia appointed René Belder, M.D., as the company’s Vice President, Clinical and Regulatory Affairs.  Dr. Belder joined Pharmacopeia from Bristol-Myers Squibb (BMS) where, during his 19-year tenure, he served as a therapeutic expert in the areas of cardiovascular and metabolic diseases.  Dr. Belder has extensive global experience in leading clinical development programs and has worked with thought leaders in various clinical areas. His work at BMS included all phases of clinical development, as well as extensive interaction with the Food and Drug Administration, including most recently, leadership of the team responsible for the creation and submission of a new drug application (NDA) for muraglitazar, a dual-acting PPAR agonist.  Dr. Belder will serve as the key interface, both internally and externally, for all functions related to Pharmacopeia’s current and future clinical product development portfolio.

•                  Pharmacopeia entered into an exclusive Research and License Agreement with Wyeth Pharmaceuticals. The alliance is based on Pharmacopeia’s JAK3 inhibitor program and will be focused on the research, development and commercialization of JAK3 inhibitor-based therapeutic products.  Under the terms of the agreement, Pharmacopeia received a $5 million up-front payment and may also receive, over the next three years, up to $9 million in research funding. In addition, Pharmacopeia may receive up to $175 million to the extent Wyeth achieves certain preclinical, clinical, regulatory and commercialization milestones, as well as double-digit royalties on the net sales of any products commercialized by Wyeth under the collaboration.  Pharmacopeia retains the right to develop and commercialize therapeutic products for the treatment of dermatological and ocular diseases via topical administration, and Wyeth has the right to develop therapeutic products for all other indications and routes of delivery.  Each company is responsible for all development, regulatory, manufacturing and commercialization activities for the products it develops and commercializes in its field.

Subsequent to the end of the year, the Company announced the following key events in its internal and partnered clinical portfolio:

•                  Pharmacopeia and Organon announced that they entered into a new alliance to discover, develop and commercialize therapeutic products across a broad range of therapeutic indications with a focus on neuroscience and immunology.  Under the terms of the alliance agreement, Pharmacopeia will receive an up-front payment of $15 million and additional research funding of $20 million over the five-year term of the research portion of the alliance. The agreement provides Pharmacopeia the option to co-develop and co-commercialize therapeutic candidates discovered through the alliance.

•                  Pharmacopeia reported that its collaborator Schering-Plough successfully completed Phase 1 clinical trials for a CXCR2 antagonist resulting from the collaboration between the two companies and that Schering-Plough is continuing development in chronic obstructive pulmonary disease (COPD) patients in Phase 2 clinical trials.  This is Pharmacopeia’s first partnered program to enter Phase 2 clinical development. In addition, the Company announced that Schering-Plough had initiated a Phase 1 clinical trial in the United States with PS522501, a compound also identified from the collaboration between the companies. The compound is being evaluated as a potential treatment for metabolic diseases. Schering-Plough is solely responsible for further development and commercialization of both of these therapeutic candidates. Under the terms of its agreement with Schering-Plough, the Company will receive milestone payments to the extent the programs progress through clinical development and royalty payments for any products from the programs that reach the marketplace.

“2006 was a defining year for Pharmacopeia - seeing us pave the way to becoming a clinical development stage company and submitting our first IND application two and a half years after the Company changed its mission,” stated Les Browne, Ph.D., Pharmacopeia’s President and Chief Executive Officer.  “This was also a year for a new generation of collaborations as we entered into discovery and development alliances with GlaxoSmithKline, Cephalon, and most recently, Wyeth.  This momentum helped us to raise $25 million during the fourth quarter in an equity offering, which will support the ongoing development of our high-value internal pipeline and the expansion of our development capabilities.  We believe our many achievements in 2006 will serve as an excellent foundation for continued success in 2007 as evidenced by our new alliance with Organon.”

Q4 & YEAR END 2006 FINANCIAL RESULTS

At December 31, 2006, Pharmacopeia had cash, cash equivalents and marketable securities of $46.1 million, exceeding the Company’s initial year-end guidance of between $30.0 million and $35.0 million and meeting the Company’s restated guidance of between $45.0 million and $50.0 million. The Company’s reported cash balance did not include $20.0 million of up-front payments to be received from the new agreements with Wyeth and Organon subsequent to the end of the year. In October 2006, the Company closed an equity offering that raised aggregate gross proceeds of approximately $25.0 million. Net proceeds to Pharmacopeia after transaction costs of the offering were approximately $23.0 million.

Pharmacopeia’s net revenue was $3.3 million for the quarter ended December 31, 2006, compared to $5.6 million for the quarter ended December 31, 2005.  The decrease in net revenue was primarily due to a $2.5 million decrease in milestone revenue in the quarter ended December 31, 2006, compared to the same period in 2005.  For the year ended December 31, 2006, net revenue was $16.9 million, compared to $20.4 million for the same period in 2005.  The decrease in net revenue in 2006 was largely due to the reduction in funding from Pharmacopeia’s collaborations with Schering-Plough. The decrease was partially offset by revenue recognized from Pharmacopeia’s new alliances with Cephalon and GlaxoSmithKline.

The Company incurred proprietary research and development expense of $6.0 million in the quarter ended December 31, 2006, compared to $3.5 million in the same period in 2005, an increase of 68%. For the year ended December 31, 2006, proprietary research and development expense increased to $23.5 million, compared to $11.0 million for the same period in 2005.  This increase during the 2006 twelve-month period was partially due to Pharmacopeia’s in-licensing of the DARA program, for which the Company recorded a $2.0 million non-cash charge in the first quarter of 2006. Exclusive of this non-cash charge, proprietary research and development expense increased 96% for the year ended December 31, 2006, compared to the same period in 2005. The increase in the quarter and year ended December 31, 2006 was due to costs related to preclinical development studies for the DARA program and resources expended on the JAK3, CCR1 and Adenosine A2A programs, as well as the recognition of share-based compensation costs associated with Pharmacopeia’s adoption of Statement of Financial Accounting Standards No. 123 (as revised) “Share-Based Payment” (SFAS 123R) on January 1, 2006.

Sales, general and administrative expense was $2.8 million for the quarter ended December 31, 2006, compared to $2.3 million for the same period in 2005, an increase of 22%. The increase was largely due to Pharmacopeia’s adoption of SFAS 123R.  Sales, general and administrative expense was $9.8 million for the year ended December 31, 2006, compared to $10.2 million for the same period in 2005, a decrease of 3%. The decrease in sales, general and administrative expense was due to the recording of severance costs of $1.5 million for the year ended December 31, 2005, partially offset by the Company’s recording of expense of approximately $1.1 million in connection with Pharmacopeia’s adoption of SFAS 123R and severance costs for the year ended December 31, 2006.

Pharmacopeia reported a net loss of $8.3 million, or ($0.41) per share, for the quarter ended December 31, 2006. The Company recorded a net loss of $3.1 million, or ($0.20) per share, for the same quarter in 2005.  For the year ended December 31, 2006, Pharmacopeia recorded a net loss of $27.9 million, or ($1.69) per share. Pharmacopeia recorded a net loss of $17.1 million, or ($1.27) per share for the 2005 twelve-month period.

2007 GOALS

In 2007, Pharmacopeia will continue to work diligently to achieve its goal of increasing shareholder value by executing a strategy that balances investment in its internal pipeline with the nearer-term revenue opportunities that are tied to its collaborative drug development programs.  In 2007 consistent with this strategy we plan to:

•                  Advance PS433540, including initiating a clinical trial in hypertensive patients;

•                  Advance an internal program into preclinical development;

•                  Achieve significant milestones in collaborative alliances; and

•                  End the year with $50 million to $55 million in cash, cash equivalents and marketable securities.

Further details regarding Pharmacopeia’s fourth quarter and year-end results will be presented in a conference call today, February 21, 2007 at 5:00 p.m. Eastern Time. Dr. Les Browne, President and Chief Executive Officer, Mr. Brian M. Posner, Executive Vice President and Chief Financial

Officer, and Dr. Rene Belder, Vice President, Clinical and Regulatory Affairs will host the call. Forward-looking and material information may be discussed on this conference call.

Date: February 21, 2007
Time: 5:00 p.m. EST
Domestic Callers: (800) 967-7135
International Callers: (719) 457-2626
Confirmation Code: 6571437
Name of Conference: Pharmacopeia’s Fourth Quarter and Year-End Results for 2006
Webcast information can be accessed by visiting www.pharmacopeia.com

A replay of the conference call can be accessed by dialing toll-free (888) 203-1112 in the U.S., or (719) 457-0820 outside the U.S.  The access code for the replay is 6571437. A replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com. The replays will be available for two weeks.

ABOUT PHARMACOPEIA

Pharmacopeia is committed to discovering and developing novel therapeutics to address significant medical needs. The Company has a broad portfolio advancing towards clinical validation, both independently and with partners. Pharmacopeia’s most advanced internal program is a dual-acting angiotensin and endothelin receptor antagonist (DARA) for hypertension and diabetic kidney disease for which Phase 1 clinical trials are underway.  Other internal proprietary programs address primarily immunoregulation. Four partnered programs are in active clinical trials: a CXCR2 antagonist for chronic obstructive pulmonary disease (COPD), p38 MAP kinase inhibitors for rheumatoid arthritis, an enzyme inhibitor for oncology and a candidate for metabolic diseases. Four additional partnered compounds are in preclinical development.  Pharmacopeia’s current strategic partnerships are with Cephalon, GlaxoSmithKline, Organon and Wyeth.

Contact:
Brian M. Posner
Executive Vice President and Chief Financial Officer
Pharmacopeia
(609) 452-3643

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s plans to develop PS433540, a compound from its DARA program, Pharmacopeia’s Phase 1 clinical studies with respect to PS433540, Pharmacopeia’s ability to successfully perform under its collaborations with Cephalon, GlaxoSmithKline, Organon and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

Tables to follow

PHARMACOPEIA DRUG DISCOVERY, INC.
SELECTED FINANCIAL DATA
(Dollars in thousands, except share data)
Statements of Operations

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2006	2005	2006	2005

Net revenue	$3,271	$5,573	$16,936	$20,403

Collaborative research and development expense	3,791	3,347	13,551	17,734
Proprietary research and development expense	5,963	3,539	23,524	10,965
Sales, general and administrative expense	2,847	2,332	9,848	10,196
Restructuring and other charges (credits)	—	—	(88)	—
Interest and other income, net	(535)	(339)	(1,568)	(1,120)
	12,066	8,879	45,267	37,775
Loss before income taxes	(8,795)	(3,306)	(28,331)	(17,372)
Benefit from income taxes	(515)	(255)	(478)	(234)
Net loss	(8,280)	$(3,051)	$(27,853)	$(17,138)

Net loss per share:
- Basic and diluted	$(0.41)	$(0.20)	$(1.69)	$(1.27)

Weighted average number of common stock outstanding:
- Basic and diluted	20,085,880	14,961,777	16,448,030	13,513,582

PHARMACOPEIA DRUG DISCOVERY, INC.
SELECTED FINANCIAL DATA
(Dollars in thousands)
Balance Sheets

	December 31,	December 31,
	2006	2005

Cash, cash equivalents and marketable securities	$46,140	$30,366
Accounts receivable, net	5,006	2,256
Other assets, net	14,981	13,397
Total assets	$66,127	$46,019

Current liabilities	$14,372	$8,862
Long-term liabilities	16,946	1,904
Total stockholders' equity	34,809	35,253
Total liabilities and stockholders' equity	$66,127	$46,019